RESTATED ARTICLES OF INCORPORATION

                                       OF

                               PARKS AMERICA! INC.

     We, the undersigned President and Secretary of Parks America! Inc. do hereby certify:

     That the board of directors and majority shareholders of said corporation have by written consent, adopted resolutions to amend and restate the Articles of Incorporation, and

     That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 21,584,017; that said amendments have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon, and

     That the primary purpose of the amendments is to change the name of the corporation to Grand Slam Treasures, Inc.; and to expand the purpose for which the Company is organized; and to add indemnification provisions; and

     That the text of Articles of Incorporation as amended to date reads as herein set forth in full:

                                    ARTICLE I

                                      NAME

     The name of the corporation (hereinafter called "Corporation") is Grand Slam Treasures, Inc.

                                   ARTICLE II

                               PERIOD OF DURATION

     The period of duration of the Corporation is perpetual.

                                   ARTICLE III

                               PURPOSES AND POWERS

     The purpose for which this Corporation is organized is to engage in the business of developing theme parks and marketing music and investing in investments of all forms and nature and to engage in any and all other lawful business.

                                   ARTICLE IV

                                 CAPITALIZATION

     The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, consisting of Common Stock having a par value of $.001 per share.

                                    ARTICLE V

                           REGISTERED OFFICE AND AGENT

     The name and address of the corporation's registered agent and address is The Corporation Trust Company of Nevada, 6100 Neil Road, No. 500, Reno, Nevada 89511.

                                   ARTICLE VI

                                    DIRECTORS

     The Corporation shall be governed by a Board of Directors consisting of such number of directors as shall be fixed the Corporation's bylaws. The number of directors constituting the initial board of directors of the corporation is two and the names and addresses of the directors are as follows:

              Name                                      Address
             ------                                    ---------
         Larry Eastland                          220 East State Street
                                                 Eagle, Idaho  83616

         Bob Klosterman                          220 East State Street
                                                 Eagle, Idaho  83616

                                   ARTICLE VII

                           DENIAL OF PREEMPTIVE RIGHTS

     There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

                                  ARTICLE VIII

                       LIABILITY OF OFFICERS AND DIRECTORS

     A director or officer of the Corporation shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer unless the act or omission involves intentional misconduct, fraud, a knowing violation of law or the payment of an unlawful dividend in violation of NRS 78.300.

                                   ARTICLE IX

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

     DATED this _____ day of June, 2000.

                                                 GRAND SLAM TREASURES, INC.
                                                 formerly Parks America! Inc.



                                                  ------------------------------
                                                  Larry Eastland
                                                  President
Attest:



-------------------------
Mark Stubbs

STATE OF ______________                 )
                                        )
COUNTY OF _____________                 )

     On June ___, 2000, personally appeared before me, a Notary Public, Larry Eastland, who acknowledged that he executed the above document in his capacity as President of Grand Slam Treasures, Inc. formerly Parks America! Inc.



                                                  ---------------------------
                                                  Notary Public


STATE OF _____________                  )
                                        )
COUNTY OF ___________                   )

     On June ___, 2000, personally appeared before me, a Notary Public, Mark Stubbs, who acknowledged that he executed the above document in his capacity as Secretary of Grand Slam Treasures, Inc. formerly Parks America! Inc.


                                                   --------------------------
                                                   Notary Public